EXHIBIT 99.1
IDEX CORPORATION REPORTS THIRD QUARTER
SALES GROWTH OF 16 PERCENT AND EARNINGS GROWTH OF 19 PERCENT
NORTHBROOK, IL, October 19–IDEX Corporation (NYSE: IEX) today announced its financial results for the quarter ended September 30, 2006. Net income of $46.0 million, or 85 cents per share, included $12.7 million, or 23 cents per share, of income from discontinued operations. From continuing operations, orders and sales in the third quarter were both up 16 percent and income rose 19 percent to $33.3 million. Diluted earnings per share from continuing operations were 62 cents versus 53 cents in the year-ago quarter. Third quarter 2006 results include stock option expense of $1.9 million.
Q3 2006 Highlights (from Continuing Operations)
•	Orders for the third quarter of 2006 were $285.6 million, 16 percent higher than a year ago; excluding the impact of acquisitions and foreign currency translation, organic orders growth was 9 percent. Year to date, organic orders growth was also 9 percent.

•	Third quarter sales of $289.8 million rose 16 percent; excluding the impact of acquisitions and foreign currency translation, organic sales growth was 9 percent. Year to date, organic sales growth was also 9 percent.

•	Operating margin at 18.8 percent was 40 basis points higher than a year ago.

•	Stock option expense of $1.9 million had a 60 basis point effect on operating margin during the quarter.

•	Income increased 19 percent to $33.3 million.

•	Diluted EPS at 62 cents was 9 cents ahead of the third quarter of 2005.

•	EBITDA of $61.5 million was 21 percent of sales.

•	Free cash flow was $34.8 million or 104 percent of income.

•	Completed previously-announced sale of Lubriquip, Inc. on July 11, 2006.

•	Completed previously-announced acquisition of Banjo Corporation on October 3, 2006, in a strategic expansion of Fluid & Metering Technologies business.

     “Our recent performance reflects our consistent ability to generate growth and expand our operating margin. During the third quarter, our businesses delivered strong operating income, net income and cash flow. We achieved solid organic sales growth across all four business segments. In addition, organic orders growth was 9 percent, led by our Fluid & Metering Technologies segment. We continue to complement our organic growth with strategic acquisitions, such as recently-acquired Banjo Corporation, where the highly engineered, applied solutions profile and niche fluidics market focus fit well within the IDEX business model. As we move forward, our businesses remain well positioned in attractive product segments driven by strong underlying industry fundamentals. Within these growing markets, we are leveraging both operational excellence and innovation to more effectively serve our customers and expand niche market applications.”
Lawrence D. Kingsley
Chairman and Chief Executive Officer

Third Quarter Financial Highlights
(Dollars in millions, except per share amounts)

	For the Quarter Ended
	September 30				June 30
	2006	2005	Change		2006	Change
Orders Written	$285.6	$246.5		16%	$289.9		(2)%
Sales	289.8	249.6		16	296.6		(2)
Operating Income	54.4	45.9		19	56.0		(3)
Operating Margin	18.8%	18.4%	40	bp	18.9%	(10)	bp
Income from Continuing Operations	$33.3	$28.0		19%	$34.6		(4)%
Net Income	46.0	28.5		61	35.0		32
Diluted EPS:
Income from Continuing Operations	.62	.53		17	.64		(3)
Net Income	.85	.54		57	.65		31
Other Data
→ Income before Taxes	$51.5	$42.5		21%	$52.2		(1)%
→ Depreciation and Amortization	6.6	6.3		4	7.8		(16)
→ Interest	3.4	3.5		(5)	4.1		(17)
→ EBITDA	61.5	52.3		18	64.1		(4)
→ Cash Flow from Operating Activities	40.8	47.9		(15)	44.7		(9)
→ Capital Expenditures	6.3	5.1		23	5.7		10
→ Excess Tax Benefit from Stock-Based Compensation	.3	—		—	2.1		(88)
→ Free Cash Flow	34.8	42.8		(19)	41.1		(15)
Q3 Orders, Sales, Income and EPS from Continuing Operations Up Year-over-Year
New orders in the quarter totaled $285.6 million, 16 percent higher than the same period in 2005. Excluding the impact of acquisitions and foreign currency translation, orders were up 9 percent.
Sales in the third quarter of $289.8 million rose 16 percent from the prior-year period. Excluding the impact of acquisitions and foreign currency translation, organic growth was 9 percent. Sales to international customers represented approximately 45 percent of total sales for the third quarter of both 2006 and 2005.
Third quarter operating margin was 18.8 percent, 40 basis points higher than the 18.4 percent reported in the prior-year period. Gross margin of 41.0 percent was 40 basis points higher than the third quarter of 2005. The company’s strategic sourcing and other operational excellence initiatives drove the gross margin improvement. Selling, general and administrative expenses as a percent of sales were flat from the third quarter of 2005. Higher total SG&A expenses reflect acquisitions, volume-related expenses, stock option expense and reinvestment in the business to drive organic growth.
Income from continuing operations of $33.3 million increased 19 percent over the third quarter of 2005. Diluted earnings per share from continuing operations of 62 cents improved 9 cents from the third quarter of 2005.

Year-to-Date Financial Results
(Dollars in millions, except per share amounts)

	Nine Months Ended September 30
	2006	2005	Change
Orders Written	$869.6	$773.6		12%
Sales	852.8	758.4		12
Operating Income	158.2	134.3		18
Operating Margin	18.5%	17.7%	80	bp
Income from Continuing Operations	$97.5	$80.2		22%
Net Income	111.0	81.1		37
Diluted EPS:
Income from Continuing Operations	1.81	1.53		18
Net Income	2.06	1.54		34

Other Data
→ Income before Taxes	$148.6	$123.5		20%
→ Depreciation and Amortization	20.7	20.0		3
→ Interest	10.4	11.2		(7)
→ EBITDA	179.7	154.7		16
→ Cash Flow from Operating Activities	109.6	100.3		9
→ Capital Expenditures	16.0	16.8		(5)
→ Excess Tax Benefit from Stock-Based Compensation	4.9	—		—
→ Free Cash Flow	98.5	83.5		18
Nine Month Orders, Sales, Income and EPS from Continuing Operations Ahead of Last Year
New orders for the first nine months of 2006 totaled $869.6 million, 12 percent higher than the first nine months of last year. Excluding the impact of acquisitions and foreign currency translation, orders in the first nine months of 2006 were 9 percent higher than in 2005.
Sales for the first nine months of 2006 increased 12 percent to $852.8 million from $758.4 million a year earlier. Excluding the impact of acquisitions and foreign currency translation, organic growth was 9 percent. Sales to international customers from base businesses represented approximately 45 percent of total sales for the first nine months of both 2006 and 2005.
First nine months operating margin was 18.5 percent, 80 basis points higher than the 17.7 percent reported in the prior-year period. This improvement reflects volume leverage, along with a 40 basis point improvement in gross margin to 41.3 percent, resulting mainly from the company’s strategic sourcing and other operational excellence initiatives. Selling, general and administrative expenses as a percent of sales improved 40 basis points from the first nine months of 2005. Higher total SG&A expenses reflect acquisitions, volume-related expenses, stock option expense and reinvestment in the business to drive organic growth.
Year-to-date income from continuing operations of $97.5 million increased 22 percent compared to 2005. Diluted earnings per share from continuing operations of $1.81 rose 28 cents, or 18 percent, from the $1.53 recorded for the first nine months of 2005.

Segment Results
Fluid & Metering Technologies sales in the third quarter of $106.2 million reflected 8 percent organic growth. Operating margin of 21.6 percent represented a 150 basis point improvement compared with the third quarter of 2005.
Health & Science Technologies sales in the third quarter of $81.3 million reflected 10 percent organic growth. Operating margin of 17.8 percent represented a 130 basis point decline compared with the third quarter of 2005, due primarily to acquisitions and related expenses.
Dispensing Equipment sales of $38.0 million in the third quarter reflected 12 percent organic growth. Operating margin of 22.2 percent represented a 190 basis point improvement compared with the third quarter of 2005.
Sales of Fire & Safety/Diversified Products during the third quarter of $65.2 million reflected 8 percent organic growth. Operating margin of 24.3 percent represented a 90 basis point decline compared with the third quarter of 2005, due primarily to product mix.
During the quarter, Fluid & Metering Technologies contributed 37 percent of sales and operating income; Health & Science Technologies accounted for 28 percent of sales and 23 percent of operating income; Dispensing Equipment accounted for 13 percent of sales and 14 percent of operating income; and Fire & Safety/Diversified Products represented 22 percent of sales and 26 percent of operating income.
Discontinued Operations
During the quarter, the company recognized a $13.0 million net gain on sale of discontinued operations. The previously announced sale of Lubriquip was completed in the quarter resulting in a gain of $16.7 million. This gain was offset by an estimated loss of $3.7 million, resulting from the company’s decision to sell its Halox product line.
Strong Financial Position
IDEX ended the quarter with total assets of $1.4 billion and working capital of $220.2 million. Total debt was $167.4 million at September 30, 2006. Free cash flow (cash flow from operating activities less capital expenditures plus the excess tax benefit from stock-based compensation) for the first nine months of 2006 was $98.5 million. Year-to-date, EBITDA (earnings before interest, taxes, depreciation and amortization) totaled $179.7 million (21 percent of sales) and covered interest expense by more than 17 times. Debt-to-total capitalization was 15 percent.
Progress Continues on Growth Initiatives
“IDEX’s broad-based growth stems from our ability to expand our served application base,” Kingsley said. “Our Mixed Model Lean expertise enables us to flexibly respond to new market and new customer product requirements, as well as changing customer needs. We continue to reduce plant cycle times and total lead times, so that our customers remain competitive. Our other operational excellence and strategic sourcing initiatives continue to improve our total operating efficiency and allow us to further leverage our plant investment.
“We’re also pleased with our progress toward applying our integrated operating management system,” Kingsley continued. “Our customer metrics and margin expansion are evidence that our operational excellence strategy is working. The third quarter operating margin improved to 18.8 percent, 40 basis points ahead of the year-ago quarter. Excluding the impact of stock option expense, the improvement was 100 basis points.
“At the same time,” Kingsley said, “as an engineered products company, we continue to focus on product innovation which enhances the value that we deliver to our targeted process industry and selected OEM segments. The company’s focus on fluidic solutions and other carefully targeted engineered product segments is enabling organic growth opportunities in all four business segments. Our businesses are doing a terrific job of bringing new products to market, faster, to enable us to effectively serve new industry applications.”
Acquisition of Banjo Corporation
As previously announced, IDEX acquired the assets of Banjo Corporation on October 3, 2006. Banjo is a leading provider of special purpose, severe duty pumps, valves, fittings and systems used in liquid handling. Commenting on the acquisition, Kingsley said, “We are pleased to welcome to IDEX our employees at Banjo. Banjo’s track record for innovation and growth in attractive niche market segments, such as chemical, alternative fuels and other emerging agricultural and industrial applications, provides for continued organic growth opportunities.” Banjo is based in Crawfordsville, Indiana, and has annual revenues of approximately $44 million. Banjo will operate as part of IDEX’s Fluid & Metering Technologies segment.

2006 Outlook
“As we move into the final quarter of 2006, we remain focused on delivering profitable growth,” Kingsley said. “Our strong year-to-date performance reflects our ability to execute our business strategy within our core infrastructure, health and science, custom dispensing, and fire and safety end markets – all of which are growing worldwide. Our global position, niche market focus, high mix operations profile and developing know-how in Mixed Model Lean position us well to meet our customers’ emerging needs for applied engineered solutions anywhere in the world.”
Conference Call to be Broadcast Over the Internet
IDEX will broadcast its third quarter earnings conference call over the Internet on Thursday, October 19, 2006 at 1:30 p.m. CT. Chairman and Chief Executive Officer Larry Kingsley and Vice President and Chief Financial Officer Dominic Romeo will discuss the company’s recent financial performance and respond to questions from the financial analyst community. IDEX invites interested investors to listen to the call and view the accompanying slide presentation, which will be carried live on its website at www.idexcorp.com. Those who wish to participate should log on several minutes before the discussion begins. After clicking on the presentation icon, investors should follow the instructions to ensure their systems are set up to hear the event and view the presentation slides, or download the correct applications at no charge. Investors also will be able to hear a replay of the call by dialing 800.642.1687 or 706.645.9291 and using conference ID #4089864.
A Note on EBITDA and Free Cash Flow
EBITDA means earnings before interest, income taxes, depreciation and amortization, while free cash flow means cash flow from operating activities less capital expenditures plus the excess tax benefit from stock-based compensation. Management uses these non-GAAP financial measures as internal operating metrics and for enterprise valuation purposes. Management believes these measures are useful as analytical indicators of leverage capacity and debt servicing ability, and uses them to measure financial performance as well as for planning purposes. However, they should not be considered as alternatives to net income, cash flow from operating activities or any other items calculated in accordance with U.S. GAAP, or as an indicator of operating performance. The definitions of EBITDA and free cash flow used here may differ from those used by other companies.
Forward-Looking Statements
This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Exchange Act of 1934, as amended. These statements may relate to, among other things, capital expenditures, cost reductions, cash flow, and operating improvements and are indicated by words or phrases such as “anticipate,” “estimate,” “plans,” “expects,” “projects,” “should,” “will,” “management believes,” “the company believes,” “the company intends,” and similar words or phrases. These statements are subject to inherent uncertainties and risks that could cause actual results to differ materially from those anticipated at the date of this news release. The risks and uncertainties include, but are not limited to, the following: economic and political consequences resulting from terrorist attacks and wars; levels of industrial activity and economic conditions in the U.S. and other countries around the world; pricing pressures and other competitive factors, and levels of capital spending in certain industries – all of which could have a material impact on order rates and IDEX’s results, particularly in light of the low levels of order backlogs it typically maintains; its ability to make acquisitions and to integrate and operate acquired businesses on a profitable basis; the relationship of the U.S. dollar to other currencies and its impact on pricing and cost competitiveness; political and economic conditions in foreign countries in which the company operates; interest rates; capacity utilization and the effect this has on costs; labor markets; market conditions and material costs; and developments with respect to contingencies, such as litigation and environmental matters. The forward-looking statements included here are only made as of the date of this news release, and management undertakes no obligation to publicly update them to reflect subsequent events or circumstances. Investors are cautioned not to rely unduly on forward-looking statements when evaluating the information presented here.
About IDEX
IDEX Corporation is an applied solutions company specializing in fluid and metering technologies, health and science technologies, dispensing equipment, and fire, safety and other diversified products built to its customers’ exacting specifications. Its products are sold in niche markets to a wide range of industries throughout the world. IDEX shares are traded on the New York Stock Exchange and Chicago Stock Exchange under the symbol “IEX”.

IDEX CORPORATION
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IDEX CORPORATION
Condensed Statements of Consolidated Operations
(in thousands except per share amounts)

	Third Quarter Ended		Nine Months Ended
	September 30,		September 30,
	2006	2005	2006	2005

Net sales	$289,848	$249,576	$852,809	$758,387
Cost of sales	171,083	148,272	500,990	447,948

Gross profit	118,765	101,304	351,819	310,439
Selling, general and administrative expenses	64,352	55,434	193,644	176,175

Operating income	54,413	45,870	158,175	134,264
Other income — net	501	134	770	479
Interest expense	3,366	3,534	10,368	11,194

Income from continuing operations before income taxes	51,548	42,470	148,577	123,549
Provision for income taxes	18,215	14,478	51,044	43,301

Income from continuing operations	33,333	27,992	97,533	80,248
Income/(loss) from discontinued operations, net of tax	(306)	523	528	845
Net gain on sale of discontinued operations, net of tax	12,969	—	12,969	—

Income from discontinued operations, net of tax	12,663	523	13,497	845

Net income	$45,996	$28,515	$111,030	$81,093

Basic Earnings per Common Share:
Continuing operations	$0.63	$0.54	$1.84	$1.57
Discontinued operations	0.24	0.01	0.26	0.02

Net income	$0.87	$0.55	$2.10	$1.59

Diluted Earnings per Common Share:
Continuing operations	$0.62	$0.53	$1.81	$1.53
Discontinued operations	0.23	0.01	0.25	0.01

Net income	$0.85	$0.54	$2.06	$1.54

Share Data:

Basic weighted average common shares outstanding	53,126	51,618	52,926	51,087

Diluted weighted average common shares outstanding	53,971	53,071	53,931	52,503

Condensed Consolidated Balance Sheets
(in thousands)

	September 30,	December 31,
	2006	2005

Assets
Current assets
Cash and cash equivalents	$78,529	$77,201
Receivables — net	157,846	129,428
Inventories	140,842	123,281
Assets held for sale	947	10,099
Other current assets	15,980	10,962

Total current assets	394,144	350,971
Property, plant and equipment — net	154,387	142,485
Goodwill	772,589	691,399
Intangible assets — net	54,925	28,615
Other noncurrent assets	29,803	30,710

Total assets	$1,405,848	$1,244,180

Liabilities and shareholders’ equity
Current liabilities
Trade accounts payable	$73,944	$66,859
Accrued expenses	84,215	72,180
Short-term borrowings	7,278	3,144
Liabilities held for sale	504	4,792
Dividends payable	8,006	6,321

Total current liabilities	173,947	153,296
Long-term borrowings	160,168	156,899
Other noncurrent liabilities	117,318	110,975

Total liabilities	451,433	421,170
Shareholders’ equity	954,415	823,010

Total liabilities and shareholders’ equity	$1,405,848	$1,244,180

-more-

IDEX CORPORATION
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IDEX CORPORATION
Company and Business Group Financial Information
(dollars in thousands)

	Third Quarter Ended		Nine Months Ended
	September 30,		September 30,
	2006	2005	2006 (a)	2005

Fluid & Metering Technologies
Net sales	$106,249	$97,700	$316,010	$288,688
Operating income (b)	22,955	19,680	64,361	53,912
Operating margin	21.6%	20.1%	20.4%	18.7%
Depreciation and amortization	$2,142	$2,432	$6,882	$7,550
Capital expenditures	1,280	1,444	3,515	6,462

Health & Science Technologies
Net sales	$81,252	$60,517	$225,572	$172,979
Operating income (b)	14,488	11,576	41,281	30,693
Operating margin	17.8%	19.1%	18.3%	17.7%
Depreciation and amortization	$2,460	$1,452	$6,303	$4,485
Capital expenditures	1,025	1,638	3,408	4,295

Dispensing Equipment
Net sales	$37,956	$33,087	$123,779	$123,802
Operating income (b)	8,426	6,727	30,444	30,670
Operating margin	22.2%	20.3%	24.6%	24.8%
Depreciation and amortization	$544	$1,047	$2,609	$3,225
Capital expenditures	794	858	1,984	2,530

Fire & Safety/Diversified Products
Net sales	$65,234	$59,388	$191,001	$176,159
Operating income (b)	15,845	14,949	45,766	40,450
Operating margin	24.3%	25.2%	24.0%	23.0%
Depreciation and amortization	$1,425	$1,303	$4,503	$4,360
Capital expenditures	2,332	856	5,098	2,646

Company
Net sales	$289,848	$249,576	$852,809	$758,387
Operating income	54,413	45,870	158,175	134,264
Operating margin	18.8%	18.4%	18.5%	17.7%
Depreciation and amortization (c)	$6,592	$6,339	$20,687	$20,028
Capital expenditures	6,282	5,116	15,985	16,790

(a)	Nine month data includes acquisition of JUN-AIR (February 2006) and EPI (May 2006) in the Health & Science Technologies Group and Airshore (January 2006) in the Fire & Safety/Diversified Products Group from the dates of acquisition.

(b)	Group operating income excludes unallocated corporate operating expenses.

(c)	Excludes amortization of debt issuance expenses and unearned compensation.